EXHIBIT 99.1


                        NORTH EAST INSURANCE COMPANY
                                P.O. Box 1418
                        Scarborough, Maine 04070-1418
           Tel - 207/883-2232   Fax - 207/883-1564   www.neins.com



For Immediate Release

Contact:  Robert G. Schatz
          President/Chief Executive Officer



PRESS RELEASE


                        NORTH EAST INSURANCE COMPANY
                 EXTENDS EXPIRATION DATE OF RIGHTS OFFERING

SCARBOROUGH, MAINE, December 18, 1998 -- NORTH EAST INSURANCE COMPANY (NASDAQ Symbol: NEIC) today announced an extension of its rights offering to 5:00 p.m., Eastern time, on Tuesday, December 29, 1998.

On November 23, 1998, North East commenced an offering of common stock to shareholders of record as of November 9, 1998. Stock is being offered to shareholders at a price of $2.25 per share. The offering covers a maximum of 3,049,089 shares (one share for each share outstanding on the record date); closing is not contingent on any minimum number of shares being sold. The rights offering had originally been scheduled to expire December 21, 1998, subject however to extension by North East.

Under the terms of the extended offering, subscriptions received after 5:00 p.m. on December 29, 1998 will be rejected unless North East chooses to further extend the offering. As stated in the prospectus mailed to shareholders, North East also reserves the right to cancel the offering at any time.

North East Insurance Company is a property and casualty insurer located in Scarborough, Maine. Its common stock has been publicly traded since 1981.